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                                   EXHIBIT 10


                         Opinion and Consent of Counsel
                    as to legality of shares being registered
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                           [ROPES & GRAY LETTERHEAD]

                   WRITER'S DIRECT DIAL NUMBER: (202) 626-3923


                                  June 13, 1997


HighMark Funds
Oaks, Pennsylvania  19456

Ladies and Gentlemen:

         You have registered under the Securities Act of 1933, as amended (the "1933 Act") an indefinite number of shares of beneficial interest ("Shares") of the HighMark Funds ("Trust"), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). You propose to file a post-effective amendment on Form N-1A (the "Post-Effective Amendment") to your Registration Statement as required by Section 10(a)(3) in order to register under the 1933 Act Retail and Fiduciary Shares of each Fund of the Trust (the "Series").

         We have examined your Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined a copy of your Bylaws and such other documents, receipts and records as we have deemed necessary for the purpose of this opinion.

         Based upon the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Retail and Fiduciary Shares of the Series have been duly authorized under Massachusetts law. Upon the original issue and sale of your authorized but unissued Retail and Fiduciary Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Retail and Fiduciary Shares established and in force at the time of their sale, the Retail and Fiduciary Shares issued will be validly issued, fully paid and non-assessable.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.
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HighMark Funds
June 13, 1997
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         We understand that this opinion is to be used in connection with the filing of the Post-Effective Amendment. We consent to the filing of this opinion with and as part of your Post-Effective Amendment.

                                        Sincerely,

                                        /s/  Ropes & Gray

                                        Ropes & Gray